PRICING SUPPLEMENT NO. 20                                         Rule 424(b)(3)
DATED:   March 11, 2004                                      File No. 333-109793
(To Prospectus dated November 17, 2003,
and Prospectus Supplement dated November 17, 2003)

                                 $10,668,950,162
                         THE BEAR STEARNS COMPANIES INC.
                           MEDIUM-TERM NOTES, SERIES B

Principal Amount: $10,000,000   Floating Rate Notes [x]  Book Entry Notes [x]

Original Issue Date: 3/15/2004  Fixed Rate Notes [ ]     Certificated Notes [ ]

Maturity Date:  3/20/2009       CUSIP#: 073928E82

Option to Extend Maturity:      No    [x]
                                Yes   [ ]    Final Maturity Date:

Minimum Denominations:          $1,000, increased in multiples of $1,000.

                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------       -----------

        N/A                  N/A                 N/A                 N/A

Applicable Only to Fixed Rate Notes:
------------------------------------

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
---------------------------------------

Interest Rate Basis:                    Maximum Interest Rate:  N/A

[ ]  Commercial Paper Rate              Minimum Interest Rate:  N/A

[ ]  Federal Funds Effective Rate

[ ]  Federal Funds Open Rate            Interest Reset Date(s): *

[ ]  Treasury Rate                      Interest Reset Period:  Quarterly

[ ]  LIBOR Reuters                      Interest Payment Date(s): **

[x]  LIBOR Telerate                     Interest Accrual Date(s): ***

[ ]  Prime Rate

[ ]  CMT Rate

Initial Interest Rate: 1.38%            Interest Payment Period:  Quarterly

Index Maturity:  Three Months

Spread (plus or minus):  +0.27%

* Commencing June 20, 2004 and on the 20th of each September, December, March and June thereafter prior to Maturity.
** Commencing June 19, 2004 and on the 19th of each September, December, March and June thereafter prior to Maturity, provided, that if any Interest Payment Date is not a Business Day, such Interest Payment Date will be deemed to be the immediately preceding Business Day.
*** For the initial Interest Payment Date, interest will accrue from the original issue date to, and including June 19, 2004. For each Interest Payment Date thereafter, interest will accrue from, and including, the preceding Interest Reset Date, to, but excluding the following Interest Reset Date. If any Interest Accrual Date is not a Business Day, then the Interest Accrual Date will be postponed to the next Business Day. If the next Business Day is in the next calendar month, the Interest Accrual Date will be the preceding Business Day. No interest will accrue subsequent to March 19, 2009.

The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.